Exhibit 99.1

ContraVir to Showcase CMX157 Data in Poster at the

3rd ANRS HBV Cure Workshop

Edison, NJ, May 25, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will showcase key CMX157 data in a poster at the 3rd ANRS HBV Cure Workshop to be held Tuesday, May 31, 2016 at the UIC-Paris in Paris, France.

John Sullivan-Bolyai, MD, MPH, Chief Medical Officer of ContraVir, will be available to answer questions and discuss the positive data displayed in the poster showing enhanced safety and potency of CMX157, which is currently undergoing Phase 1/2a clinical studies.

CMX157 is a novel, liver-targeted, lipid conjugate prodrug of tenofovir (TFV) designed to utilize natural lipid uptake pathways to achieve high hepatocellular levels of the active antiviral. Greater than 97-fold potency vs. TFV, high plasma stability and high first-pass liver extraction are expected to result in low clinical doses and less circulating TFV resulting in decreased TFV toxicities, particularly to bone and kidneys, compared to the currently licensed TFV prodrug. These positive attributes of CMX157 underline its potential for anchoring single pill antiviral combinations aimed at achieving a cure for HBV infections.

Event: 3rd ANRS HBV Cure Workshop

Title: Preclinical Characterization of a Novel Tenofovir Prodrug, CMX157, for the Treatment of Hepatitis B

Date: May 31, 2016

Time: Lunch

Location: UIC-Paris, Paris, France

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686